TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 24th day of February, 2010, by and among DIREXION FUNDS, a Massachusetts business trust, DIREXION INSURANCE TRUST, a Massachusetts business trust (collectively referred to as the “Trust”), acting for and on behalf of each series as are currently authorized and issued by the Trust or may be authorized and issued by the Trust subsequent to the date of this Agreement (each a “Fund” and collectively the “Funds”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

            The Agreement supersedes and replaces the Transfer Agent Servicing Agreement dated February 16, 2004 between Direxion Funds and USBFS, the Prospect Servicing Agreement dated December 6, 2007 between Direxion Funds and USBFS and the Transfer Agent Servicing Agreement dated May 20, 2004 between Direxion Insurance Trust and USBFS.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Trust desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Trust;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

The Trust hereby appoints USBFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following transfer agent and dividend disbursing agent services to the Fund:

A.	Receive and process all orders for the purchase, exchange, and/or redemption of shares in accordance with Rule 22c-1 under the 1940 Act.

B.
Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Trust’s custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

C.
Arrange for the issuance of shares obtained through transfers of funds from Fund shareholders’ accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Fund’s prospectus (the “Prospectus”).

D.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust's custodian.

E.	Pay monies upon receipt from the Trust's custodian, where relevant, in accordance with the instructions of redeeming shareholders.

F.	Process transfers of shares in accordance with the shareholder's instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

G.	Process exchanges between Funds and/or classes of shares of Funds both within the same family of funds and with a First American Money Market Fund, if applicable.

H.
Prepare and transmit payments for dividends and distributions declared by the Trust with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

I.	Serve as the Fund’s agent in connection with accumulation, open account or similar plans (e.g., periodic investment plans and periodic withdrawal plans).

J.	Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).

K.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent.

L.
Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

M.	Prepare shareholder meeting lists and, as necessary, mail, receive and tabulate proxies.

N.	Mail shareholder reports and Prospectuses to current shareholders.

O.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

P.
Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust.

Q.
Mail requests for shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable federal tax laws and regulations.

R.	Answer correspondence from shareholders, securities brokers and others relating to USBFS’s duties hereunder.

S.
Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit A hereto.

T.	INFORMASM SERVICES. It is further described and may be subject to additional terms and conditions specified in Exhibit C, as may be amended from time to time.

3.	Lost Shareholder Due Diligence Searches and Servicing

The Trust hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended.  Costs associated with such searches will be passed through to the Trust as an out-of-pocket expense in accordance with the fee schedule set forth in Exhibit B hereto.  If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state.  The Trust hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements.  Furthermore, the Trust hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.

4.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

The Trust acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”).  Further, the Trust has determined that the Procedures, as part of the Trust’s overall anti-money laundering program and Red Flag Identity Theft Prevention program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.

Based on this determination, the Trust hereby instructs and directs USBFS to implement the Procedures on the Trust’s behalf, as such may be amended or revised from time to time.  It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering and identity theft responsibilities.

USBFS agrees to provide to the Trust:

(a)
Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Trust or any shareholder of the Fund;

(b)
Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Trust agrees not to communicate this information to the customer;

(c)
Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s anti-money laundering monitoring or the Red Flag Identity Theft Prevention Program on behalf of the Trust;

(d)	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c); and

(e)	Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Trust.

The Trust hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’s implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect USBFS’s implementation of the Procedures on behalf of the Trust.

5.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time).  USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. USBFS shall also be compensated for any increases in costs dues to industry, regulatory or other applicable rules. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith.  The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.  Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of assets and property of the particular Fund involved.

6.	Representations and Warranties

A.	The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)
A registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares.

B.	USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

7.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust (the “Board of Trustees”), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers and employees.

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Trust” shall include the Trust’s directors, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Trust shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

8.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

9.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

10.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

11.	Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2002 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information.  USBFS’s services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

12.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above..  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

13.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Trust.

14.           Early Termination

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the ninety day notice, the Trust agrees to pay the following fees:

a.	all fees associated with converting services to successor service provider;
b.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
c.	all out-of-pocket costs associated with a and b above.

15.           Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

16.           Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

17.           No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

18.           Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.           Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.           Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI  53202

and notice to the Trust shall be sent to:

Direxion Funds
c/o Rafferty Asset Management LLC
33 Whitehall Street, 10th Floor
New York, New York 10004

21.           Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

DIREXION FUNDS	U.S. BANCORP FUND SERVICES, LLC

By:/s/ Dan O’Neill	By:/s/ Michael R. McVoy

Name: Dan O’Neill	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

DIREXION INSURANCE TRUST

By:/s/ Dan O’Neill

Name: Dan O’Neill

Title: President

Exhibit A
to the
Transfer Agent Servicing Agreement

As Of Processing Policy

USBFS will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which USBFS is responsible, at the end of each calendar month.  “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by more than ½ cent.  Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis.  USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month.  USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.

Exhibit B to the
Transfer Agent Servicing Agreement – Direxion Funds and Direxion Insurance Trust

Annual Fee – All Direxion Funds – Fees at January 1, 2010

___ basis points on all net assets and $___ per Fund
Annual Minimum Fee for the Direxion Funds Complex will increase by $___ per additional Fund unless otherwise negotiated).  This fee applies to “live” funds only (not when a fund is set up).*

Set-up Charges:  $___ per cusip (one time only) – billed at time of set-up (not when fund goes “live”)

Plus an additional ___ basis points annualized for all funds except ___ basis points annualized for Subadvised Funds (Spectrum, Evolution, HCM and PSI) up until the point that all costs including, but not limited to, those costs relating to the Neovera and USBFS functionality of group trading, same day cash, BAT, and initial project cost scoping work have been paid in full. This fee does not apply to Direxion Insurance Trust Funds (Dynamic VP Hy Bond Fund) or the Direxion US Government Money Market Fund
Activity Charges
Telephone Call = $___ per call (Waived)
Draft Check Processing = $___ per draft
Daily Valuation Trades (Third Party Administrators Only) = $___ per trade
ACH Shareholder Services
$___ per month per fund group
$___ per ACH item, setup and/or change
$___ per correction, reversal, return item
$___ per search for lost shareholder search/escheatment
12b-1 Aging Tracking - $___ per account per year
AML - $___ per domestic account, $___ per foreign account, $___ per verification
NSF - $__ per item for which USBFS is unable to debit a shareholder’s Direxion account
Plus out-of-pocket expenses, including but not limited to:
Telephone – Toll-free lines
Postage, Stationery, Envelopes
Programming, Special Reports
Insurance, Record Retention
Microfilm/fiche of records
Proxies and ACH fees
NSCC charges:  processing, interfaces, set-up
System Charges
All other out-of-pocket expenses
Extraordinary services – quoted separately
File Transfer - $___ per month plus $___/record (Waived)

Service Charges to Investors (Subject to Change)
Qualified Plan Fees (Billed to Investors)
Annual maintenance fee / account                                          $___ / acct(Cap at $___ per SSN)
Education IRA                                                                            $___ / acct(Cap at $___ per SSN)
Transfer to successor trustee                                                  $___ / trans.
Distribution to participant                                                        $___ / trans.
(Exclusive of SWP)
Refund of excess contribution                                                 $___ / trans.

Any outgoing wire transfer                                                    $___ / wire
Telephone exchange                                                                $___ / exch. (Waived)
Return check / ACH fee                                                           $___ / item
Stop payment                                                                            $___ / stop
(Liquidation, dividend, draft check)
Research fee                                                                              $___ / item
(For requested items of the second calendar
year [or previous] to the request) (Cap at $___)

ADDITIONAL SERVICES:

Literature Fulfillment Services
$___ per month systems maintenance fee
$___ per kit

Plus out of pocket costs including but not limited to: envelopes, postage, printing

Average Cost Statements:                                                        $___ per direct account per year

Dealer Reclaim Fee:  $___/month

WAIVED CHARGES

VRU Maintenance                                                                      $___ per CUSIP (waived)
VRU Calls                                                                                     $___ per call (waived)
Manual Trades                                                                            $___ per transaction (waived)
NSCC Interface Fee                                                                    $___ per CUSIP per year (waived)
Telephone exchange (charged to investors)                          $___/ exch. (waived)
Telephone calls                                                                           $___ per minute (waived)
File Transfer                                                                                 $___ per month plus $___/record (waived)

All fees and out-of pocket expenses are billed monthly.
* Subject to annual CPI increase, Milwaukee MSA.

Exhibit C
to the
Transfer Agent Servicing Agreement – Direxion Funds and Direxion Insurance Trust

INFORMASM  SERVICES

1.           Certain Definitions

Whenever used in this Exhibit C, the following words and phrases shall have the meanings set forth below unless the context otherwise requires:

A.
“Informa SM” means the system made available through DST Output, a wholly owned subsidiary of DST Systems, Inc. (“DST”) known as “Informa SM” which enables DST to make available certain data from DST’s TA2000® mutual fund record-keeping systems through the Internet to authorized Users.

B.
“INFORMA Services” means the services which are made available to consenting end-users (“User”, as defined below) through the system known as Fan Web (as defined below), whereby certain electronic statements (“E-Statements”, as further defined below) may be searched, viewed, downloaded and printed.  INFORMA Services also include notification to the end-user of the availability of E-Statements and storage of E-Statement documents.

C.
“E-Statement” means an electronic version of daily confirms, monthly, quarterly or annual statements, and shareholder tax statements created with investor transaction data housed on DST’s TA2000® mutual fund record keeping system, with images available online via a secure web site.

D.	“User(s)” means the consenting person(s) to whom E-Statements are made available.

E.
“Fan Web” – Shareholder Internet access to account information and transaction capabilities.  Internet service is connected directly to the fund group’s web site through a transparent hyperlink.  Shareholders can access, among other information, account information and portfolio listings within a fund family, view transaction history, view, download, and print electronic statements, and purchase additional shares through the Automated Clearing House (“ACH”).

2.           Services Covered

USBFS shall allow access to INFORMA Services by authorized Users on behalf of the Trust in accordance with the terms of this Exhibit C. By entering into the agreement with the Trust to provide services pursuant to this Exhibit C, USBFS hereby consents to extraction of Trust Files, as defined below, from TA2000 and instructs DST to extract Files from TA2000 for authorized Users.

3.             Duties and Responsibilities of USBFS

USBFS shall:

A.
Be responsible for designing, developing and maintaining a link on Trust’s website that allows Users to consent to E-Statement delivery. This consent will include: (1) a description of the electronic delivery medium (i.e., e-mail); (2) a description of the E-Statements that will be available electronically; (3) the duration of the consent’s effectiveness; (4) any costs associated with on-line document access; and (5) directions regarding how the User can revoke consent. Upon receipt of a User’s consent to receive E-Statements, USBFS shall stop sending paper statements to User. Upon receipt of a User’s revocation of consent, the User will thereafter receive paper statements.

B.
 Be responsible for timely and adequately notifying User via e-mail that the User’s E-Statement is available at the appropriate Internet site. The e-mail will contain a hyperlink that will take the User to the appropriate log-in page of the Trust’s Internet Site.

C.	Through the consent process, ensure the User has the ability to print or retain the E-Statement.

D.	Ensure the E-Statement is available for the User on the Trust’s Internet site for a minimum period of 12 months after delivery.

E.
Ensure that Users are informed of the requirements to download PDF formatted E-Statements and are provided with any necessary software or technical assistance at no cost to facilitate viewing of PDF E-Statements.

F.
Ensure that paper versions of E-Statements are available if any consent to receive documents were revoked or if the User specifically requests a paper copy ((regardless of whether consent to receive E-Statements was revoked).

G.
Monitor any rejection (or “bounce”) of an E-Statement notification e-mail sent to a User. In the event an E-Statement notification e-mail is rejected and/or returned by a User’s e-mail system, USBFS shall mail a paper copy of the confirm or statement to the User.  In the event that the paper copy of the confirm or statement is returned by the U.S. Postal Service as undeliverable, USBFS shall then utilize the lost shareholder due diligence searches and servicing procedures outlined in Section four (4) of this Transfer Agency Agreement.

H.
If additional Internet Access Services become available during the term of this Agreement, USBFS shall offer the additional services to the Trust.  To the extent the Trust elects to receive any or all of such additional services, this Exhibit C shall be amended.

4.            Duties and Responsibilities of the Trust

The Trust shall:

A.
Have entered into an Agreement with USBFS to gain access to “Fan Web” and agree to all terms and conditions of that agreement prior to or in conjunction with agreeing to the terms and conditions of this Exhibit C.

B.
Revise and update the applicable prospectus and other pertinent materials, such as user agreements with End Users, to include the appropriate consents, notices and disclosures for INFORMA, including disclaimers and information reasonably requested by USBFS.

C.	Comply, and instruct Users to comply, with all the User enrollment and authorization procedures, including but not limited to the instructions regarding Notice of and Access to statements.

D.
Assume exclusive responsibility for the consequences of any instructions it may give to USBFS, for the Trust’s or End Users’ failure to properly access the Electronic Services in the manner prescribed by USBFS, and for the Trust’s failure to supply accurate information to USBFS.

5.           System Maintenance

The Trust understands that USBFS and DST will have to perform periodic maintenance to the hardware and software used to provide INFORMA Services, which may cause temporary service interruptions.  USBFS shall notify the Trust of all planned outages of its own hardware and software and, to the extent possible, will perform any necessary maintenance during non-business hours.

6.           Additional Representation and Warranty

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the INFORMA site or Trust’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder.  For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software.  All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

7.           Proprietary Rights

A.
The Trust acknowledges and agrees that by virtue of subscribing to INFORMA Services through USBFS, it shall not obtain any rights in or to any of the software, templates, screen and file formats, interface protocols, formats and development tools and instructions, hardware, processes, trade secrets, instruction manuals, enrollment authorization, authentication and other business processes, proprietary information or distribution and communication networks used to provide INFORMA Services owned by DST and licensed to USBFS.  Any interfaces and software provided to the Trust in order to provide connectivity to INFORMA through USBFS shall be used by the Trust and Users only for the period during which this Exhibit C is in effect and only in accordance with the terms of this Exhibit C, and shall not be used by the Trust to provide connectivity to or through any other system or person without USBFS’s prior written approval.  The Trust shall not copy, decompile or reverse engineer any software or programs provided to the Trust hereunder.  The Trust also agrees not to take any action which would mask, delete or otherwise alter any on-screen disclaimers and copyright, trademark and service mark notifications, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

B.
The INFORMA Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the Trust.  The Trust retains all rights in such intellectual property that may reside on the INFORMA Services site, not including any intellectual property provided by or otherwise obtained from USBFS.  To the extent the intellectual property of the Trust is cached to expedite communication, the Trust grants to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication.  To the extent that the intellectual property of the Trust is duplicated within the INFORMA Services site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the Trust’s web site(s), the Trust grants to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit C is in effect.  This license is limited to the intellectual property needed to replicate the appearance of the Trust’s web site(s) and does not extend to any other intellectual property owned by the Trust.  The Trust warrants that it has sufficient right, title and interest in and to its web site(s) and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to USBFS does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.
Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit C and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach.  Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit C, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach.  In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.  The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit C.

8.           Compensation

USBFS shall be compensated for providing INFORMA Services in accordance with the fee schedule set forth in Appendix 1 to this Exhibit C (as amended from time to time).

9.           Additional Indemnification; Limitation of Liability

A.
USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE INFORMA SERVICES.  Accordingly, USBFS’s sole liability to the Trust or any third party (including Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in INFORMA Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume INFORMA Services as promptly as is reasonably possible.

B.
USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Trust and its trustees, officers and employees from and against any and all claims, demands, losses, expenses, damages or liabilities of any and every nature, including reasonable attorneys’ fees, arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of INFORMA Services and (b) the provision of the Trust Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.
If an injunction is issued against the Trust’s and Users’ use of INFORMA Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Trust and Users the right to continue to use INFORMA Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Trust, replace or modify INFORMA Services so that they become non-infringing, provided that, in the Trust’s judgment, such replacement or modification does not materially and adversely affect the performance of INFORMA Services or significantly lessen their utility to the Trust and Users.  If in the Trust’s judgment, such replacement or modification does materially adversely affect the performance of INFORMA Services or significantly lessen their utility to the Trust and Users, the Trust may terminate all rights and responsibilities under this Exhibit C immediately on written notice to USBFS.

D.
Because the ability of USBFS to deliver INFORMA Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, including DST, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of INFORMA Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties.  USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved with INFORMA Services.

E.
The Trust and Users are responsible for verifying the accuracy and receipt of all data or information made available via INFORMA Services.  The Trust is responsible for advising Users of their responsibilities to promptly notify the Trust’s transfer agent of any errors or inaccuracies relating to data or other information made available via INFORMA Services with respect to the Trust’s shareholders.

F.
USBFS shall not be responsible for the accuracy of input material from Users and the Trust’s record-keeping systems maintained by third parties nor the resultant output derived from inaccurate input.  The accuracy of input and output shall be judged as received at USBFS’s data center as determined by the records maintained by USBFS.

10.           File Security and Retention; Confidentiality

A.
USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Trust’s data bases, files, and other information provided by the Trust to USBFS for use with INFORMA Services (collectively, “Trust Files”).  USBFS’s security provisions with respect to INFORMA Services and the Trust Files will be no less protected than USBFS’s security provisions with respect to its own proprietary information.  USBFS agrees that any and all Trust Files maintained by USBFS for the Trust hereunder shall be available for inspection by the Trust’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act.  In addition, USBFS will not use, or permit the use of, names of Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’s delivery of INFORMA Services.

B.
USBFS shall treat as confidential and not disclose or otherwise make available any of the Trust’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS.  USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets.  Upon termination of the rights and responsibilities described in this Exhibit C for any reason and upon the Trust’s request, USBFS shall return to the Trust, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.
Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

11.           Warranties

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS EXHIBIT, INFORMA SERVICES AND ALL EQUIPMENT, SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT ARE PROVIDED “AS IS” ON AN “AS AVAILABLE” BASIS, AND USBFS HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING INFORMA SERVICES PROVIDED HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

12.           Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit C, (i) the Trust and End Users will immediately end their access to Informa Services and (ii) the Trust will return all codes, system access mechanisms, programs, manuals, confidential or proprietary information and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

Appendix I to Exhibit C
Fee Schedule at January 1, 2010 for INFORMA services
Direxion Funds and Direxion Insurance Trust

Informa – Electronic Solution Proposal For Quarterly/Monthly/Annual Statements and Tax Forms

Electronic Statement Presentment- Informa
	Initial Set Up for Client	Recurring Charges	Future Implementation	Unit Measurement
a. Document Loading, Storage and Access		$___		Per Statement
b. Document Consent Processing, Suppression, notification		$___		Per Suppressed Document
c. Development of US Bancorp Clients - Quarterly and Monthly Statements (Investor)	$___			Per Client
Development of US Bancorp Clients - Tax	$___			Per Client
d. Standard Development Fee			$___/hr	Per Hour or Quote to Spec
e. Connection Fee	Included			One-time Development Fee
f. Channel Fee	Included	Included	Included

Sub-Total	$___	Estimate = $___/yr for loading and storage. Consent based on Shareholder adoption rate.	Based on requirements

Appendix I to Exhibit C (continued)

System Charges	Initial Set Up	Recurring Charges	Future Implementation	Unit Measurement
FAN Web Transaction Fees
View Consent Enrollment		$___		Per Transaction
Consent Enrollment		$___		Per Transaction
View Statements		$___		Per View
Development Rates			$___	Per Hour

Sub-Total	N/A	Charge for each time Shareholder selects any of the above views.	Based on requirements
Grand Total	$___	Estimate = $___//yr for loading and storage. Additional variable cost for consent based on Shareholder adoption rate as well as Shareholder view charges.	Based on requirements

Pricing Definitions

All pricing based on contractual three-year term.  Proposal is rough estimate based off client request.  Rates subject to change once formal business requirements are received and reviewed.  Estimate is valid for 90 days based on the following conditions:

Proposal is rough estimate based off client request.  Rates subject to change once formal business requirements are received and reviewed.
•	Statement presented as PDF document only
o     Statements will be loaded for all accounts, regardless of consent
o     Informa will only accept a data feed from DST-OUTPUT MIMS processing
o     Generic electronic statement that includes the following record types: II, AS, and AT record types.
o     Fund Company would be able to have their colors and logo applied to generic statement layout.
o     CSR access from TADesktop 3.7.1
o     Text email notification

Appendix I to Exhibit C (continued)

o     Statement storage for 2 years on “hot” storage
o     Implementation for one unique statement type/investor product.
o     Consent options will be updated on and referenced from TA2000
o     FAN Web consent templates required (FAN Web setup charges apply)
o     FAN Web fees will apply for inquiry and transactions.
o     Print suppression capability provided through consent options
o     Shareholder viewing through FAN Web

a. Document Loading, Storage and Access - Includes data preparation for web-based presentment, document loading, hot storage for two years (2) on primary DASD and WORM-media and unlimited access.

b. Document Consent Processing, Suppression & Notification – On-line consent registration, paper suppression, processing, quality control and e-mail notification of document availability to an ISP address. Suppression and Notification volume will be determined by customer consent. E-mail notification of document availability to an ISP address. Notification volume will be determined by customer consent.

c. Document Set Up Development Fees-- Includes gathering business requirements and creation of functional specification document.  Applies to major classes of documents (e.g. statements, confirms, tax documents) and significantly different documents within a class (e.g. a high net worth statement). Document set up fees will be determined upon requirements gathering and defining project scope.

d. Standard Development Fee- Fee assessed for any additional programming outside of the initial implementation scope or any additional post-production enhancements.

e. Connect Fee-- Includes gathering business requirements and creation of functional specification document.  Provides for initial connection between DST-Output electronic statement server and DST Systems VISION/FAN servers.

f. Channel Fee – Fee assessed for each statement loaded.  Covers all DST-Output cost associated with making statements available for VISION/FAN viewing.